Exhibit 11
                                                              ----------


                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------
[CAPTION]
                    ($ In Millions Except Per Share)


                                          Quarters Ended              Six Months Ended
                                             June 30,                     June 30,
                                         ------------------          ------------------
                                          1996         1995          1996          1995
                                          ----         ----          ----          ----
Net income
- ----------
Primary
 Net income                               $ 26          $123         $ 57          $178
 Dividends declared on Series A ESOP
  convertible junior preferred stock
  (ESOP Stock), net of tax benefit          (3)           (4)          (6)           (7)
                                          ----          ----         ----          ----
                                          $ 23          $119         $ 51          $171
                                          ====          ====         ====          ====
Fully diluted
 Net income                                 26           123           57           178
 Nondiscretionary adjustment (1)                          (1)          (1)           (2)
                                          ----          ----         ----          ----
                                          $ 26          $122         $ 56          $176
                                          ====          ====         ====          ====


Weighted average number of shares (2)
- ---------------------------------
Primary
 Weighted average number of common
  shares outstanding                76,833,596    78,258,484   77,059,915    78,427,633
 Effect of shares issuable under
  employee stock compensation
  plans                                651,031       451,532      687,738       475,729
                                    ----------    ----------   ----------    ----------
                                    77,484,627    78,710,016   77,747,653    78,903,362
                                    ==========    ==========   ==========    ==========
Fully diluted
 Weighted average number of common
  shares outstanding                76,833,596    78,258,484   77,059,915    78,427,633
 Series A ESOP convertible
  junior preferred stock             9,745,435     9,806,989    9,750,952     9,814,132
 Effect of shares issuable under
  employee stock compensation
  plans                                651,031       503,103      687,738       522,785
                                    ----------    ----------   ----------    ----------
                                    87,230,062    88,568,576   87,498,605    88,764,550
                                    ==========    ==========   ==========    ==========

Net income per common share
 Primary                                 $ .30         $1.52        $ .66         $2.17
 Fully diluted                             .29          1.37          .64          1.98


                                                              Exhibit 11
                                                              ----------

                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------


Notes:    1.   Represents the increase, net of income tax benefits, in
               ESOP-related expenses assuming conversion of all ESOP
               Stock to common stock.

          2.   Shares held by the Employee Benefits Trust (the
               "Trust") are not considered outstanding for earnings per share computations until issued by the Trust.





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